EXHIBIT 99.1

Blüm Holdings Reports Encouraging Preliminary 2023 Revenues Amidst Comprehensive Corporate Overhaul and Market Challenges

SANTA ANA, Calif., Feb. 6, 2024 (GLOBE NEWSWIRE) – Blum Holdings, Inc. (OTCQB: UNRVD) (“Company,” “Blüm Holdings”, “we” or “us”), a cannabis company with operations throughout California, announces preliminary and unaudited financial results for its fiscal year and quarter ended December 31, 2023. This pivotal period in our journey was underscored by decisive strategic actions, significant debt reduction, and a comprehensive corporate restructuring, including a transformative overhaul of the board of directors and executive management team, and the creation of a new holding company structure. We achieved these milestones amidst the challenging backdrop of litigation, inflation, and industry-specific taxation, further compounded by the recent hyper increase in interest rates, which has posed significant economic headwinds for the entire cannabis industry.

Strategic Reorganization and Financial Highlights:

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Leadership and Vision: Our transformative restructuring and strategic reorganization, culminating in a refreshed board and executive team and a new holding company structure, have injected fresh perspectives and robust expertise into our operations. We believe that these changes may optimally position the Company for sustainable growth and operational efficiency.

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Financial Performance and Retail Operations Focus: Revenue from continuing operations for fiscal year 2023 was $ 33.0 million, a reflection of our pivot to retail-centric operations. Prior year cultivation-related figures are now treated as discontinued operations.

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Quarterly Resilience: Quarter-on-quarter retail revenue remained materially consistent with Q3 revenue, falling from $8.4 million to $8.0 million. Our gross profit margin remained strong at 53%, demonstrating our commitment to maintaining operational efficiency.

●	Transactional Growth: Amidst a challenging market, our total transactions in 2023 grew by 5% from 2022, highlighting our ability to attract and retain customers.
●	Financial Health: Our decisive actions have led to the elimination of a significant amount of debt, strengthening our balance sheet and positioning us for a future of growth and opportunity.
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Navigating a Dynamic Market: In the face of a downturn in the California cannabis market, Blüm Holdings has displayed exceptional resilience slightly outperforming the broader cannabis market trends in 2023. Our Santa Ana stores faced the brunt of these challenges, operating in a highly promotional landscape while contending with new competitors. Yet, our revitalized operations at our San Leandro and Oakland stores witnessed notable revenue growth and a remarkable 29% increase in transactions at the Oakland store, underscoring our agility and market adaptability.

Patty Chan, Chief Financial Officer, reflected on the year's accomplishments, stating, “Headset's analysis reveals a significant market contraction, with revenues declining from $5.4 billion in 2021 to $4.3 billion in 2023, marking a 21% decrease over a two-year period in the aftermath of COVID-19 and the associated one-time surge in cannabis sales driven by lockdowns and stimulus checks. Despite these challenges and those of the California cannabis market, Blüm Holdings has demonstrated stability in revenue from continuing retail operations alongside increase in gross profit. These results underscore our commitment to operational efficiency and the ability to navigate evolving market dynamics, positioning us for sustained success in the cannabis industry.”

Sabas Carrillo, Chief Executive Officer of Blüm Holdings stated, “As we embark on 2024, we are committed to building on the hard work and momentum of 2023 with strategic growth initiatives, focusing on retail opportunities, margin growth through the development of in-house brands, strategic shelf control, alongside persistent efforts towards debt reduction and continued emphasis on operational efficiency to drive shareholder value. Our journey through 2023’s headwinds has not only solidified our market standing but also sharpened our strategic vision for a thriving future in the cannabis industry.”

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

About Blüm Holdings

Blüm Holdings is a company focused on the cannabis sector with operations in California. Blüm Holdings operates four dispensaries and direct-to-consumer delivery, and several leading company-owned brands. Korova, a Blüm Holdings brand, is known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar. On January 12, 2024, the Company completed a reorganization into Delaware. For a period of 20 business days following the reorganization, the shares of Blüm Common Stock will trade on the OTCQB tier of the OTC Markets under the symbol “UNRVD” and thereafter, the Company expects that the shares will trade under the symbol “BLMH.”

For more info, please visit: https://blumholdings.com.

Cautionary Note Regarding Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements are based on the Company’s current expectations based on information currently available and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Such risks may include, among others, the risks and uncertainties identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission. Forward-looking statements included in this press release are based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791